Exhibit 99.2

GREENKRAFT, INC.

Unaudited Consolidated Financial Statements
For the Nine Months Ended September 30, 2013 and 2012

Unaudited Condensed Consolidated Financial Statements

Consolidated Balance Sheets as of September 30, 2013 (unaudited) and December 31, 2012	2

Unaudited Consolidated Statements of Operations for the Nine Months Ended September 30, 2013 and 2012	3

Unaudited Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2013 and 2012	4

Notes to Unaudited Condensed Consolidated Financial Statements	5

Greenkraft, Inc.
Consolidated Balance Sheets

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$411,432	$832,430
Inventories	2,381,619	373,540
Deposits on inventory	178,926	1,005,679
Total current assets	2,971,977	2,211,649
Deposit	-	7,150
Equipment	117,874	-
Total assets	$3,089,851	$2,218,799
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$310,707	$137,843
Accounts payable - related parties	285,389	-
Accrued liabilities	39,000	406,000
Deferred income	928,205	584,955
Line of credit	1,036,024	271,024
Related party debt	1,941,916	2,009,950
Total current liabilities	4,541,241	3,409,772
Equity:
Stockholders’ equity:
Common stock, 500,000,000 shares authorized, 100,000,000 issued and outstanding, no par value	-	-
Additional paid-in capital	1,017,738	740,972
Accumulated Deficit	(2,469,128)	(1,931,945)
Total stockholders’ equity	(1,451,390)	(1,190,973)
Total liabilities and stockholders' equity	$3,089,851	$2,218,799

The accompanying notes are an intergral part of these unaudited consolidated financial statements.

Greenkraft, Inc.
Consolidated Statements of Operations

	Nine Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2012
Revenue	$1,924,317	$178,547

Costs and expenses:
Cost of revenue	1,189,644	113,439
Research and development	248,965	274,488
Selling, general and administrative	981,624	288,198
Total costs and expenses	2,420,233	676,125
Operating loss	(495,916)	(497,578)
Interest expense, net	(41,411)	(21,424)
Interest income	144	1,997
Net loss	$(537,183)	$(517,005)

The accompanying notes are an intergral part of these unaudited consolidated financial statements.

	Three Months Ended	Three Months Ended
	September 30, 2013	September 30, 2012
Revenue	$1,515,432	$150,924

Costs and expenses:
Cost of revenue	969,591	93,450
Research and development	85,996	95,811
Selling, general and administrative	262,499	91,461
Total costs and expenses	1,318,086	280,722
Operating loss	197,346	(129,798)
Interest expense, net	(15,961)	(223)
Interest income	4	648
Net income (loss)	$181,389	$(129,374)

The accompanying notes are an intergral part of these unaudited consolidated financial statements.

Greenkraft, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2012
Cash flows from operating activities:
Net loss	$(537,183)	$(517,005)
Adjustments to net loss to reconcile net loss to net cash used in operating activities:
Contributed payroll	67,216	90,993
Contributed rent	1,800	1,800
Contributed research and development	168,750	176,230
Contributed officer salary	39,000	39,000
Changes in operating assets and liabilities:
Inventory	(1,002,400)	(32,303)
Deposits on inventory	(178,926)	40,000
Other assets	7,150	-
Accounts payable	172,864	(41,234)
Accounts payable - related parties	285,389	-
Accrued liabilities	(367,000)	8,500
Deferred income	343,250	435,000
Net cash used in operating activities	(1,000,090)	200,981

Cash flows from investing activities:
Cash paid for purchase of equipment	(117,874)	-
Net cash used in investing activities	(117,874)	-

Cash flows from financing activities:
Borrowings under lines of credit	765,000	21,024
Borrowing (repayments) on related party debt	(68,034)	(20,000)
Distributions to owner	-	(19,109)
Net cash provided by financing activities	696,966	(18,085)
Net change in cash	(420,998)	182,896
Cash at beginning of period	832,430	1,408,371
Cash at end of period	$411,432	$1,591,267

Supplemental cash flow information:
Cash paid for interest	$24,037	$-
Cash paid for income taxes	$-	$-

Non cash investing and financing activities:
Deposits on inventory transferred to inventory	$1,005,679	$-
Distribution of bank line of credit proceeds to owner	$-	$250,000

The accompanying notes are an intergral part of these unaudited consolidated financial statements.

GREENKRAFT, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s most recent Annual Financial Statements filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim period presented have been reflected herein. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal period have been omitted.

NOTE 2 – RELATED PARTY TRANSACTIONS

First Standard Real Estate, LLC is the owner of 2530 S. Birch Street, Santa Ana, CA 92707 where Greenkraft uses office space.  Our CEO is a member of First Standard Real Estate.  Since 2008 Greenkraft has used office space from First Standard Real Estate as its headquarters on a rent free basis.  Greenkraft records contributed rent of $2,400 per year related to this space.

The Defiance Company, LLC is owned by our CEO.   As of September 30, 2013 accounts payable to Defiance is $285,389 for amounts paid by Defiance Company, LLC on behalf of Greenkraft.

CEE, LLC performed testing for Greenkraft for engine certifications and also shares employees with Greenkraft.  Our CEO is a member of CEE, LLC.  For the nine months ended September 30, 2013, Greenkraft recognized $168,750 of contributed research and development expense related to the engine certifications and $67,216 and of contributed payroll expense related to the shared employees.

As of September 30,  2013 Greenkraft owed a total of $1,941,916 to our owner and his related entities.  During 2013, the Company and repaid $68,034.   All amounts are due on demand, unsecured and do not bear interest.

Our CEO does not charge us a salary and therefore we have recognized $39,000 for the nine months ended September 30, 2013 of contributed salary expense.

NOTE 3 – LINE OF CREDIT

In March 2012, Greenkraft entered into an agreement with Pacific Premier Bank for a $3,500,000 line of credit.  The line of credit was due on April 10, 2013and bears interest at the prime rate plus 1%.  The line of credit is secured by certain real property owned by the majority shareholder and inventory.  On July 15, 2013 the maturity date of the facility was extended to December 10, 2013 and the maximum amount available under such facility was reduced to $2 million.

During fiscal 2012, $250,000 was transferred under this line of credit to CEE, LLC, a related entity.

In 2013, Greenkraft drew $765,000 on this line of credit.

NOTE 4 – ACQUISITION OF SUNRISE GLOBAL, INC.

In May 2013, Greenkraft, Inc. acquired a majority share of Sunrise Global, Inc. for $125,000 in a private transaction.  Sunrise Global, Inc. is a development stage company with nominal assets and liabilities and no revenues to date.  As a result, the entire purchase price was allocated to goodwill and immediately impaired due to Sunrise Global, Inc. having no operations or expected future cash flows.  The impairment was recorded to general and administrative expenses for the nine months ended September 30, 2013.